As filed with the Securities and Exchange Commission on November 6, 2020
Registration No. 333-202219

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
To

Form S-11
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Jernigan Capital, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Maryland	47-1978772
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Jernigan Capital, Inc.
6410 Poplar Avenue, Suite 650
Memphis, Tennessee 38119
(901) 567-9510
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kelly Luttrell
Jernigan Capital, Inc.
6410 Poplar Avenue, Suite 650
(901) 567-9510
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
C. Spencer Johnson
Anthony Rothermel
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
(212) 556-2100

and

Charles T. Haag
Justin S. Reinus
Winston & S Strawn LLP
2121 N. Pearl Street, Suite 900
Dallas, Texas 75201
(214) 453 6500

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-11 (File No. 333-202219) (the “Registration Statement”) of Jernigan Capital, Inc. (the “Registrant”), a Maryland Corporation, which was filed with the Securities and Exchange Commission on February 20, 2015.

On November 6, 2020, pursuant to that certain Agreement and Plan of Merger, dated as of August 3, 2020, and as amended by that certain First Amendment to the Agreement and Plan of Merger, dated as of September 21, 2020, by and between NexPoint RE Merger, Inc. (“Parent”), NexPoint RE Merger OP, LLC (“Parent OP”), the Registrant, and Jernigan Capital Operating Company, LLC (the “Operating Company”), Parent merged with Registrant, with the Registrant surviving the merger, and Parent OP merged with the Operating Company, with the Operating Company surviving the merger (the “Mergers”).

As a result of the Mergers, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on November 6, 2020.

JERNIGAN CAPITAL, INC.

By:	/s/ Kelly P. Luttrell
Name: Kelly P. Luttrell
Title: SVP, CFO, Treasurer, and Corporate Secretary